Filed persuant to Rule 424 (b)(2)
                        Registration No. 333-134296

PROSPECTUS

PICO Holdings, inc.

2,600,000 shares of Common Stock

The shareholders of PICO Holdings, Inc. listed within this prospectus are selling shares of PICO common stock under this prospectus. The selling shareholders are offering all of the 2,600,000 shares represented by this prospectus. We will not receive any of the proceeds from the sale of shares by the selling shareholders. Our common stock is traded on The NASDAQ National Market under the symbol “PICO.” On June 2, 2006, the last reported sale price for our common stock on The NASDAQ National Market was $32.42 per share.

The shares of our common stock or interests therein may be sold from time to time by the selling shareholders directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any prospectus supplement. If any brokers, dealers or underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature or our arrangements with them in a prospectus supplement.

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Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus is June 5, 2006.

 Table of Contents

Page
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS...	1
PROSPECTUS SUMMARY...	2
RISK FACTORS...	3
USE OF PROCEEDS...	9
PLAN OF DISTRIBUTION...	9
SELLING SHAREHOLDERS...	10
LEGAL MATTERS...	10
EXPERTS...	10
INCORPORATION BY REFERENCE...	10
WHERE YOU CAN FIND MORE INFORMATION...	10

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into it contain “forward-looking statements” within the meaning of the private securities litigation reform act of 1995. Specifically, without limitation, forward-looking statements include statements regarding our business, financial condition, results of operations, and prospects, including statements about our expectations, beliefs, intentions, anticipated developments, and other information concerning future matters. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this prospectus.

Although forward-looking statements in this prospectus and in the documents incorporated by reference into this prospectus, represent the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and the actual results and outcomes could differ from those discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those discussed under the heading “risk factors” and elsewhere in our filings with the securities and exchange commission that are incorporated by reference into this prospectus. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to revise or update any forward-looking statement in order to reflect any event or circumstance which may arise after the date of this prospectus. Readers are urged to carefully review and consider the various disclosures made in this prospectus and our filings with the Securities and Exchange Commission, which attempt to advise interested parties of the risks and factors which may affect our business, financial condition, results of operations, and prospects.

PROSPECTUS SUMMARY

The items in the following summary are described in more detail in this prospectus or in the documents incorporated or deemed incorporated by reference herein or therein. This summary provides an overview of selected information and does not contain all of the information that you should consider. Therefore, you should also read the more detailed information in this prospectus and the documents incorporated by reference herein or therein. All references to “PICO,” “we,” “us,” “our,” and similar terms refer to PICO Holdings, Inc. and its subsidiaries on a consolidated basis.

  Our Company

PICO Holdings, Inc. is a diversified holding company. PICO seeks to acquire businesses and interests in businesses which we identify as undervalued based on fundamental analysis--that is, our assessment of what the business is worth, based on the private market value of its assets, earnings, and cash flow. We prefer long-established businesses, with a history of operating successfully through industry cycles, recessions and geo-political disruptions, in basic, “old economy” industries. Typically, the business will be generating free cash flow and have a low level of debt, or, alternatively, strong interest coverage ratios or the ability to realize surplus assets. As well as being undervalued, the business must have special qualities such as unique assets, a potential catalyst for change, or be in an industry with attractive economics. We are also interested in acquiring businesses and interests in businesses where there is significant unrecognized value in land and other tangible assets.

We have acquired businesses and interests in businesses by the acquisition of private companies, and the purchase of shares in public companies, both directly through participation in financing transactions and through open market purchases. When we buy a business or an interest in a business, we have a long-term horizon, typically 5 years or more. Selected acquisitions may become core operations; however, we are prepared to sell businesses if the price received exceeds the return we expect to earn if we retain ownership. We expect that most of our businesses and interests in businesses will eventually be sold to other companies in the same industry seeking to expand or gain economies of scale.

Our objective is to generate superior long-term growth in shareholders’ equity, as measured by book value per share. Over time, we anticipate that most of our net income and growth in shareholders’ equity will come from realized gains on the sale of businesses and interests in businesses, as opposed to ongoing operating earnings. Consequently, we anticipate that PICO’s earnings will fluctuate from year to year, and that the results for any one year are not necessarily indicative of our future performance.

Our business is separated into five major operating segments:

•	Water Resource and Water Storage Operations;
•	Real Estate Operations in Nevada;
•	Business Acquisitions and Financing;
•	Insurance Operations in “Run Off”; and
•	HyperFeed Technologies, Inc.

Our Business Acquisitions & Financing segment contains businesses, interests in businesses, and other parent company assets. Each of these business segments is discussed in greater detail in the information incorporated by reference into this prospectus.

Currently our major consolidated subsidiaries are:

•	Vidler Water Company, Inc., referred to as Vidler, which develops and owns water rights and water storage operations in the southwestern United States, primarily in Nevada and Arizona;

•	Nevada Land & Resource Company, LLC, referred to as Nevada Land, which owns approximately 753,000 acres of land in Nevada, and the mineral rights and water rights related to the land owned;

•	Citation Insurance Company, which is “running off” its historical property & casualty and workers' compensation loss reserves;

•	Physicians Insurance Company of Ohio, which is “running off” its medical professional liability loss reserves;

•	Global Equity AG, which holds our interest in Jungfraubahn Holding AG; and

•
HyperFeed Technologies, Inc., referred to as HyperFeed, which became a subsidiary in 2003. HyperFeed is a leading provider of ticker plant technologies, data distribution, smart order routing, and managed data services to the financial community.

The address of our main office is 875 Prospect Street, Suite 301, La Jolla, California 92037, and our telephone number is (858) 456-6022.

PICO was incorporated in 1981 and began operations in 1982. The company was known as Citation Insurance Group until a reverse merger with Physicians Insurance Company of Ohio on November 20, 1996. After the reverse merger, the former shareholders of Physicians owned approximately 80% of Citation Insurance Group, the Board of Directors and management of Physicians replaced their Citation counterparts, and Citation Insurance Group changed its name to PICO Holdings, Inc. You should be aware that some data on Bloomberg and other information services pre-dating the reverse merger relates to the old Citation Insurance Group only, and does not reflect the performance of Physicians Insurance Company of Ohio prior to the merger.

The Offering

Common stock offered by the Selling Shareholders	2,600,000 shares

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling shareholders.

NASDAQ National Market symbol	PICO

RISK FACTORS

The following information sets forth factors that could cause our actual results to differ materially from those contained in forward-looking statements we have made in this prospectus and those we may make from time to time. Before making an investment decision, you should carefully consider the following risks, together with other matters described in this prospectus or incorporated herein by reference, including our consolidated financial statements and related notes. If any of the following risks occur, our business, financial condition or operating results could be harmed. In such case, the trading price of our securities could decline, perhaps significantly. The risks described below are not the only ones we face. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations. As a result of any of these risks, our business could be harmed, the trading price of our common stock could decline and you may lose all or part of your investment. The documents incorporated by reference may update or supplement these risk factors from time to time.

The following information sets forth factors that could cause our actual results to differ materially from those contained in forward-looking statements we have made in this registration statement and those we may make from time to time. You should carefully consider the following risks, together with other matters described in this Form S-3 or incorporated herein by reference in evaluating our business and prospects. If any of the following risks occurs, our business, financial condition or operating results could be harmed. In such case, the trading price of our securities could decline, in some cases significantly. The risks described below are not the only ones we face. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations. For a more detailed discussion of the factors that could cause actual results to differ, see the Risk Factors section in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2006.

Variances in physical availability of water, along with environmental and legal restrictions and legal impediments, could impact profitability from our water rights.

The water rights held by us and the transferability of these rights to other uses and places of use are governed by the laws concerning water rights in the states of Arizona, Colorado and Nevada. The volumes of water actually derived from the water rights applications or permitted rights may vary considerably based upon physical availability and may be further limited by applicable legal restrictions. As a result, the amounts of acre-feet anticipated from the water rights applications or permitted rights do not in every case represent a reliable, firm annual yield of water, but in some cases describe the face amount of the water right claims or management’s best estimate of such entitlement. Legal impediments may exist to the sale or transfer of some of these water rights, which in turn may affect their commercial value. If we were unable to transfer or sell our water rights, we may lose some or all of our value in our water rights acquisitions.

Water we lease or sell may be subject to regulation as to quality by the United States Environmental Protection Agency acting pursuant to the federal Safe Drinking Water Act. While environmental regulations do not directly affect us, the regulations regarding the quality of water distributed affects our intended customers and may, therefore, depending on the quality of our water, impact the price and terms upon which we may in the future sell our water rights.

Our future water revenues are uncertain and depend on a number of factors, which may make our revenue streams and profitability volatile.

We engage in various water rights acquisitions, management, development, and sale and lease activities. Accordingly, our long-term future profitability will primarily be dependent on our ability to develop and sell or lease water and water rights, and will be affected by various factors, including timing of acquisitions, transportation arrangements, and changing technology. To the extent we possess junior or conditional water rights, such rights may be subordinated to superior water right holders in periods of low flow or drought.

In addition to the risk of delays associated with receiving all necessary regulatory approvals and permits, we may also encounter unforeseen technical difficulties which could result in construction delays and cost increases with respect to our water resource and water storage development projects.

Our profitability is significantly affected by changes in the market price of water. In the future, water prices may fluctuate widely as demand is affected by climatic, demographic and technological factors.

Our water activities may become concentrated in a limited number of assets, making our growth and profitability vulnerable to fluctuations in local economies and governmental regulations.

In the future, we anticipate that a significant amount of Vidler’s revenues and asset value will come from a limited number of assets, including our water rights in Nevada and Arizona and the Vidler Arizona Recharge Facility. Although we continue to acquire and develop additional water assets, in the foreseeable future we anticipate that our revenues will still be derived from a limited number of assets, primarily located in Arizona and Nevada.

Our water sales may meet with political opposition in certain locations, thereby limiting our growth in these areas.

The transfer of water rights from one use to another may affect the economic base of a community and will, in some instances, be met with local opposition. Moreover, certain of the end users of our water rights, namely municipalities, regulate the use of water in order to manage growth. If we are unable to effectively transfer water rights, our liquidity will suffer and our revenues would decline.

The fair values of our real estate and water assets are linked to external growth factors.

The real estate and water assets we hold have fair values that are significantly affected by the growth in population and the general state of the local economies where our real estate and water assets are located, primarily in the states of Arizona and Nevada.

In certain circumstances, we finance sales of real estate and water assets, and we secure such financing through deeds of trust on the property, which are only released once the financing has been fully paid off.

Purchasers of our real estate and water assets may default on their financing obligations and the fair value of the secured property may be affected by the factors noted above. Accordingly, such defaults and declines in market values may have an adverse effect on our business, financial condition, and the results of operations and cash flows.

If we do not successfully locate, select and manage acquisitions and investments, or if our acquisitions or investments otherwise fail or decline in value, our financial condition could suffer.

We invest in businesses that we believe are undervalued or that will benefit from additional capital, restructuring of operations or improved competitiveness through operational efficiencies. If a business in which we invest fails or its fair value declines, we could experience a material adverse effect on our business, financial condition, the results of operations and cash flows. Additionally, our failure to successfully locate, select and manage acquisition and investment opportunities could have a material adverse effect on our business, financial condition, the results of operations and cash flows. Such business failures, declines in fair values, and/or failure to successfully locate, select and manage acquisitions or investments could result in an inferior return on shareholders’ equity. We could also lose part or all of our capital in these businesses and experience reductions in our net income, cash flows, assets and shareholders’ equity.

Failure to successfully manage newly acquired companies could adversely affect our business.

Our management of the operations of acquired businesses requires significant efforts, including the coordination of information technologies, research and development, sales and marketing, operations, and finance. These efforts result in additional expenses and involve significant amounts of management’s time. To successfully manage newly acquired companies, we must, among other things, continue to attract and retain key management and other personnel. The diversion of the attention of management from the day-to-day operations, or difficulties encountered in the integration process, could have a material adverse effect on our business, financial condition, and the results of operations and cash flows. If we fail to integrate acquired businesses into our operations successfully, we may be unable to achieve our strategic goals and the value of your investment could suffer.

Our acquisitions may not achieve expected rates of return, and we may not realize the value of the funds we invest.

We will continue to make selective acquisitions, and endeavor to enhance and realize additional value to these acquired companies through our influence and control. You will be relying on the experience and judgment of management to locate, select and develop new acquisition and investment opportunities. Any acquisition could result in the use of a significant portion of our available cash, significant dilution to you, and significant acquisition-related charges. Acquisitions may also result in the assumption of liabilities, including liabilities that are unknown or not fully known at the time of the acquisition, which could have a material adverse effect on us.

We do not know of any reliable statistical data that would enable us to predict the probability of success or failure of our acquisitions and investments, or to predict the availability of suitable investments at the time we have available cash. We may not be able to find sufficient opportunities to make this business strategy successful. Additionally, when any of our acquisitions do not achieve acceptable rates of return or we do not realize the value of the funds invested, we may write-down the value of such acquisitions or sell the acquired businesses at a loss. We have made a number of acquisitions in the past that have been highly successful, and we have also made acquisitions that have lost either part or all of the capital invested. Our ability to achieve an acceptable rate of return on any particular investment is subject to a number of factors which are beyond our control, including increased competition and loss of market share, quality of management, cyclical or uneven financial results, technological obsolescence, foreign currency risks and regulatory delays.

We may make acquisitions and investments that may yield low or negative returns for an extended period of time, which could temporarily or permanently depress our return on shareholders’ equity.

We generally make acquisitions and investments that tend to be long term in nature. We acquire businesses that we believe to be undervalued or may benefit from additional capital, restructuring of operations or management or improved competitiveness through operational efficiencies with our existing operations. We may not be able to develop acceptable revenue streams and investment returns. We may lose part or all of our investment in these assets. The negative impacts on cash flows, income, assets and shareholders’ equity may be temporary or permanent. We make acquisitions for the purpose of enhancing and realizing additional value by means of appropriate levels of shareholder influence and control. This may involve restructuring of the financing or management of the entities in which we invest and initiating or facilitating mergers and acquisitions. These processes can consume considerable amounts of time and resources. Consequently, costs incurred as a result of these acquisitions and investments may exceed their revenues and/or increases in their values for an extended period of time until we are able to develop the potential of these acquisitions and investments and increase the revenues, profits and/or values of these acquisitions. Ultimately, however, we may not be able to develop the potential of these assets that we originally anticipated.

We may not be able to sell our investments when it is advantageous to do so and we may have to sell these investments at a discount to fair value.

No active market exists for some of the companies in which we invest. We acquire stakes in private companies that are not as liquid as investments in public companies. Additionally, some of our acquisitions may be in restricted or unregistered stock of U.S. public companies. Moreover, even our investments for which there is an established market are subject to dramatic fluctuations in their market price. These illiquidity factors may affect our ability to divest some of our acquisitions and could affect the value that we receive for the sale of such investments.

Our acquisitions of and investments in foreign companies subject us to additional market and liquidity risks which could affect the value of our stock.

We have acquired, and may continue to acquire, shares of stock in foreign public companies. Typically, these foreign companies are not registered with the SEC and regulation of these companies is under the jurisdiction of the relevant foreign country. The respective foreign regulatory regime may limit our ability to obtain timely and comprehensive financial information for the foreign companies in which we have invested. In addition, if a foreign company in which we invest were to take actions which could be deleterious to its shareholders, foreign legal systems may make it difficult or time-consuming for us to challenge such actions. These factors may affect our ability to acquire controlling stakes, or to dispose of our foreign investments, or to realize the full fair value of our foreign investments. In addition, investments in foreign countries may give rise to complex cross-border tax issues. We aim to manage our tax affairs efficiently, but given the complexity of dealing with domestic and foreign tax jurisdictions, we may have to pay tax in both the U.S. and in foreign countries, and we may be unable to offset any U.S. tax liabilities with foreign tax credits. If we are unable to manage our foreign tax issues efficiently, our financial condition and the results of operations and cash flows could be adversely affected.

If we underestimate the amount of insurance claims, our financial condition could be materially misstated and our financial condition could suffer.

Our insurance subsidiaries may not have established reserves that are adequate to meet the ultimate cost of losses arising from claims. It has been, and will continue to be, necessary for our insurance subsidiaries to review and make appropriate adjustments to reserves for claims and expenses for settling claims. Inadequate reserves could have a material adverse effect on our business, financial condition, and the results of operations and cash flows. Inadequate reserves could cause our financial condition to fluctuate from period to period and cause our financial condition to appear to be better than it actually is for periods in which insurance claims reserves are understated. In subsequent periods when we discover the underestimation and pay the additional claims, our cash needs will be greater than expected and our financial results of operations for that period will be worse than they would have been had our reserves been accurately estimated originally.

The inherent uncertainties in estimating loss reserves are greater for some insurance products than for others, and are dependent on various factors including:

•	the length of time in reporting claims;
•	the diversity of historical losses among claims;

•	the amount of historical information available during the estimation process;
•	the degree of impact that changing regulations and legal precedents may have on open claims; and

•	the consistency of reinsurance programs over time.

Because medical malpractice liability, commercial property and casualty, and workers’ compensation claims may not be completely paid off for several years, estimating reserves for these types of claims can be more uncertain than estimating reserves for other types of insurance. As a result, precise reserve estimates cannot be made for several years following the year for which reserves were initially established.

During the past several years, the levels of the reserves for our insurance subsidiaries have been very volatile. We have had to significantly increase and decrease these reserves in the past several years.

Furthermore, we have reinsurance agreements on all of our insurance books of business with reinsurance companies. We base the level of reinsurance purchased on our direct reserves on our assessment of the overall direct underwriting risk.

We attempt to ensure that we have acceptable net risk, but it is possible that we may underestimate the amount of reinsurance required to achieve the desired level of net claims risk.

In addition, while we carefully review the credit worthiness of the companies we have reinsured part, or all, of our initial direct underwriting risk with, our reinsurers could default on amounts owed to us for their portion of the direct insurance claim. Our insurance subsidiaries, as direct writers of lines of insurance, have ultimate responsibility for the payment of claims, and any defaults by reinsurers may result in our established reserves not being adequate to meet the ultimate cost of losses arising from claims.

Significant increases in the reserves may be necessary in the future, and the level of reserves for our insurance subsidiaries may be volatile in the future. These increases or volatility may have an adverse effect on our business, financial condition, and the results of operations and cash flows.

State regulators could require changes to our capitalization and/or to the operations of our insurance subsidiaries, and/or place them into rehabilitation or liquidation.

Beginning in 1994, Physicians and Citation became subject to the provisions of the Risk-Based Capital for Insurers Model Act which has been adopted by the National Association of Insurance Commissioners for the purpose of helping regulators identify insurers that may be in financial difficulty. The Model Act contains a formula which takes into account asset risk, credit risk, underwriting risk and all other relevant risks. Under this formula, each insurer is required to report to regulators using formulas which measure the quality of its capital and the relationship of its modified capital base to the level of risk assumed in specific aspects of its operations. The formula does not address all of the risks associated with the operations of an insurer. The formula is intended to provide a minimum threshold measure of capital adequacy by individual insurance company and does not purport to compute a target level of capital. Companies which fall below the threshold will be placed into one of four categories: Company Action Level, where the insurer must submit a plan of corrective action; Regulatory Action Level, where the insurer must submit such a plan of corrective action, the regulator is required to perform such examination or analysis the Superintendent of Insurance considers necessary and the regulator must issue a corrective order; Authorized Control Level, which includes the above actions and may include rehabilitation or liquidation; and Mandatory Control Level, where the regulator must rehabilitate or liquidate the insurer. All companies’ risk-based capital results as of December 31, 2005 exceed the Company Action Level.

If we are required to register as an investment company, then we will be subject to a significant regulatory burden.

At all times we intend to conduct our business so as to avoid being regulated as an investment company under the Investment Company Act of 1940. However, if we were required to register as an investment company, our ability to use debt would be substantially reduced, and we would be subject to significant additional disclosure obligations and restrictions on our operational activities. Because of the additional requirements imposed on an investment company with regard to the distribution of earnings, operational activities and the use of debt, in addition to increased expenditures due to additional reporting responsibilities, our cash available for investments would be reduced. The additional expenses would reduce income. These factors would adversely affect our business, financial condition, and the results of operations and cash flows.

We are directly impacted by international affairs, which directly exposes us to the adverse effects of any foreign economic or governmental instability.

As a result of global investment diversification, our business, financial condition, the results of operations and cash flows may be adversely affected by:

•	exposure to fluctuations in exchange rates;
•	the imposition of governmental controls;

•	the need to comply with a wide variety of foreign and U.S. export laws;
•	political and economic instability;

•	trade restrictions;
•	changes in tariffs and taxes;

•	volatile interest rates;
•	changes in certain commodity prices;

•	exchange controls which may limit our ability to withdraw money;
•	the greater difficulty of administering business overseas; and

•	general economic conditions outside the United States.

Changes in any or all of these factors could result in reduced market values of investments, loss of assets, additional expenses, reduced investment income, reductions in shareholders’ equity due to foreign currency fluctuations and a reduction in our global diversification.

Because our operations are diverse, analysts and investors may not be able to evaluate us adequately, which may negatively influence our share price.

PICO is a diversified holding company with operations in real estate and related water rights and mineral rights; water resource development and water storage; insurance operations in run-off; and business acquisitions and financing. Each of these areas is unique, complex in nature, and difficult to understand. In particular, the water resource business is a developing industry within the western United States with very little historical data, very few experts and a limited following of analysts. Because we are complex, analysts and investors may not be able to adequately evaluate our operations and PICO in total. This could cause them to make inaccurate evaluations of our stock, or to overlook PICO in general. These factors could have a negative impact on the trading volume and price of our stock.

Fluctuations in the market price of our common stock may affect your ability to sell your shares.

The trading price of our common stock has historically been, and is expected to be, subject to fluctuations. The market price of the common stock may be significantly impacted by:

•	quarterly variations in financial performance and condition;
•	shortfalls in revenue or earnings from levels forecast by securities analysts;

•	changes in estimates by such analysts;
•	product introductions;

•	our competitors’ announcements of extraordinary events such as acquisitions;
•	litigation; and

•	general economic conditions.

Our results of operations have been subject to significant fluctuations, particularly on a quarterly basis, and our future results of operations could fluctuate significantly from quarter to quarter and from year to year. Causes of such fluctuations may include the inclusion or exclusion of operating earnings from newly acquired or sold operations. On June 2, 2006, the closing price of our common stock on the NASDAQ National Market was $32.42 per share, compared to $15.67 at December 31, 2003. On a quarterly basis between these two dates, closing prices have ranged from a high of $35.24 to a low of $15.67.

    Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we do business or relating to us specifically could result in an immediate and adverse effect on the market price of our common stock.

We may not be able to retain key management personnel we need to succeed, which could adversely affect our ability to make sound investment decisions.

We rely on the services of several key executive officers. If they depart, it could have a significant adverse effect. Messrs. Langley and Hart, our Chairman and CEO, respectively, are key to the implementation of our strategic focus, and our ability to successfully develop our current strategy is dependent upon our ability to retain the services of Messrs. Langley and Hart.

We use estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America.

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of financial statements and the reported amount of revenues and expenses during the reporting period. We regularly evaluate our estimates, which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of revenues and expenses that are not readily apparent from other sources. The carrying values of assets and liabilities and the reported amount of revenues and expenses may differ by using different assumptions. In addition, in future periods, in order to incorporate all known experience at that time, we may have to revise assumptions previously made which may change the value of previously reported assets and liabilities. This potential subsequent change in value may have a material adverse effect on our business, financial condition, and the results of operations and cash flows.

Repurchases of our common stock could have a negative effect on our cash flows and our stock price.

Our Board of Directors has authorized the repurchase of up to $10 million of our common stock. The stock purchases may be made from time to time at prevailing prices though open market, or negotiated transactions, depending on market conditions, and will be funded from available cash resources of the company. Such a repurchase program may have a negative impact on our cash flows, and could result in market pressure to sell our common stock.

Future changes in financial accounting standards may cause adverse unexpected revenue fluctuations and affect our reported results of operations.

A change in accounting standards could have a significant effect on our reported results and may even affect our reporting transactions completed before the change is effective. New accounting pronouncements and varying interpretations of pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results of the way we conduct our business.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, SEC regulations and NASDAQ Stock Market rules, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and our external auditors’ audit of that assessment has required the commitment of substantial financial and managerial resources. We expect these efforts to require the continued commitment of significant resources. Further, our board members, chief executive officer, and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changes laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation could be harmed.

Absence of dividends could reduce our attractiveness to investors.

Some investors favor companies that pay dividends, particularly in market downturns. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, we do not currently anticipate paying cash dividends on our common stock.

We may need additional capital in the future to fund the growth of our business, and financing may not be available.

We currently anticipate that our available capital resources and operating income will be sufficient to meet our expected working capital and capital expenditure requirements for at least the next 12 months. However, we cannot assure you that such resources will be sufficient to fund the long-term growth of our business. We may raise additional funds through public or private debt or equity financings if such financings become available on favorable terms, but such financing may dilute our stockholders. We cannot assure you that any additional financing we need will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of unanticipated opportunities or otherwise respond to competitive pressures. In any such case, our business, operating results or financial condition could be materially adversely affected.

Litigation may harm our business or otherwise distract our management.

Substantial, complex or extended litigation could cause us to incur large expenditures and distract our management. For example, lawsuits by employees, stockholders or customers could be very costly and substantially disrupt our business. Disputes from time to time with such companies or individuals are not uncommon, and we cannot assure that that we will always be able to resolve such disputes out of court or on terms favorable to us.

THE FOREGOING FACTORS, INDIVIDUALLY OR IN AGGREGATE, COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS AND CASH FLOWS AND FINANCIAL CONDITION AND COULD MAKE COMPARISON OF HISTORIC OPERATING RESULTS AND CASH FLOWS AND BALANCES DIFFICULT OR NOT MEANINGFUL.

USE OF PROCEEDS

        We will not receive any proceeds from sales of the shares.

PLAN OF DISTRIBUTION

The shares of our common stock covered by the registration statement, of which this prospectus is a part, are being offered on behalf of the selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest disposing of shares of our common stock or interests therein received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer. We will not receive any proceeds from the sale of shares of our common stock covered by the registration statement, of which this prospectus is a part, or interests therein. The shares of our common stock or interests therein may be sold from time to time by the selling shareholders directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The shares of our common stock may be sold by one or more of, or a combination of, the following methods, to the extent permitted by applicable law:

•
a block trade in which the selling shareholder’s broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

•	a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	by pledge to secure debts or other obligations;

•	put or call transactions;

•	to cover hedging transactions;

•	underwritten offerings; or

•	any other legally available means.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the supplement will disclose:

•	the name of the selling shareholder and of the participating broker-dealer(s);
•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 (the “Securities Act”) in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act.

The selling shareholders and any broker-dealers, agents or underwriters that participate with the selling shareholders in the distribution of the issued and outstanding shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling shareholders on the resales of the securities may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling shareholders are deemed to be underwriters, the selling shareholders may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934. In addition, the selling shareholders may be subject to the prospectus delivery requirements of the Securities Act, unless an exemption therefrom is available.

Any shares covered by the registration statement, of which this prospectus is a part, that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The shares may only be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

We will bear all costs, expenses and fees in connection with the registration of the shares, including registration and filing fees, printing and duplication expenses, administrative expenses, legal fees and accounting fees. If the shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts, underwriting commissions and agent commissions. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling shareholders against specified liabilities, including specified liabilities under the Securities Act, and such selling shareholders agreed to indemnify us against certain liabilities, including liabilities under the Securities Act. The selling shareholders may sell all, some or none of the shares offered by this prospectus or interests therein.

SELLING SHAREHOLDERS

We are registering the shares of common stock covered by this prospectus on behalf of the selling shareholders named in the following table. We issued the shares to the selling shareholder in a private placement transaction in May 2006. The following table sets forth certain information known to us regarding the ownership of our common stock as of May 19, 2006.

Name and Address of Beneficial Owner	Shares Beneficially Owned Before Offering(1)	Number of Shares Offered	Number of Shares Owned After the Offering (2)
Variable Insurance Products Fund III: Balanced Portfolio 82 Devonshire Street, E31C Boston, MA 02109	41,496	40,108	1,388
Fidelity Puritan Trust: Fidelity Balanced Fund 82 Devonshire Street, E31C Boston, MA 02109	2,172,938	2,100,226	72,712
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund 82 Devonshire Street, E31C Boston, MA 02109	150,866	145,466	5,400
Magnetar Capital Master Fund, Ltd (3) Magnetar Financial LLC 1603 Orrington Avenue, 13th Floor Evanston, IL 60201	314,200	314,200	0

Each of the selling shareholders represented that it acquired the shares for investment and with no present intention of public sale or distribution of such shares. In recognition of the fact that investors, even though purchasing common stock without a view to distribution, may wish to be legally permitted to sell their shares when they deem the sale to be appropriate, we have filed with the Commission a registration statement, with respect to the resale of the shares from time to time and we have agreed to prepare and file such amendments and supplements to the Registration statement as may be necessary to keep the Registration statement effective until the shares are no longer required to be registered for the sale by the selling shareholders. The selling shareholders may sell all, some or none of their shares pursuant to this Registration Statement. Except as set forth in the table, none of the selling shareholders has had a material relationship with us in the past three years.

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(1) Except as indicated pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock, which they each hold.

(2) Assumes that all shares registered pursuant to this Registration Statement are sold. The selling shareholders may sell all, some or none of their shares pursuant to this Registration Statement. The Registration Statement is being filed to register the shares purchased by the selling shareholders. None of the selling shareholders has informed us of their intent to sell their shares.

(3) Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.

LEGAL MATTERS

The validity of the shares is being passed upon by DLA Piper Rudnick Gray Cary US LLP, San Diego, California.

EXPERTS

The financial statements of PICO Holdings, Inc. ("the Company") and its consolidated subsidiaries (except HyperFeed Technologies, Inc. for the year ended December 31, 2003) as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, the related financial statement schedules, and management’s report on the effectiveness of internal controls over financial reporting as of December 31, 2005, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP as stated in their reports, which are incorporated herein by reference. The consolidated financial statements of HyperFeed Technologies, Inc. (consolidated with those of the Company) for the year ended December 31, 2003, not presented separately herein, have been audited by KPMG LLP as stated in their report incorporated by reference herein.  Such financial statements of the Company and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.  Both of the foregoing firms are independent registered public accounting firms.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

(1)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 9, 2006.

(2)	Our Current Reports on Form 8-K filed with the SEC on March 31, 2006 and May 10, 2006.

(3)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 10, 2006.

Any statement contained in a document that is incorporated by reference is modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded is not deemed a part of this prospectus, except as so modified or superseded.

We will provide without charge to each person to whom this prospectus is delivered, upon oral or written request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests should be directed to James F. Mosier at PICO Holdings, Inc., 875 Prospect Street, Suite 301, La Jolla, California 92037, telephone number (858) 456-6022.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other that the date on the front of those documents.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our common stock is traded on The NASDAQ National Market. Reports and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. Such reports and other information may also be inspected without charge at a Web site maintained by the SEC. The address of the site is http:\\www.sec.gov.